                                                                    EXHIBIT 3.10

                                 [Translation]

                             VIDEOTRON (1998) LTEE
                                (the "Company")

                    BY-LAW AUTHORIZING THE AMENDMENT OF THE
                            CLASS D PREFERRED SHARES
                              OF THE SHARE CAPITAL

                                     being

                              BY-LAW NUMBER 2004-1

BE IT ENACTED AND IT IS HEREBY ENACTED AS BY-LAW NO. 2004-1 OF THE COMPANY AS
FOLLOWS:

    1. This by-law authorizes the amendment of the rights, privileges, restrictions and conditions attaching to the Class D Preferred Shares, which rights, privileges, restrictions and conditions are more fully described in Schedule 1 hereto, which forms an integral part hereof.

    2. Pursuant to this by-law, the President and the Secretary of the Company are authorized and instructed and have the power to sign this by-law for and on behalf of the Company and their signature hereto shall be deemed conclusive evidence of the approval of this by-law by the board of directors and the shareholders of the Company.

    3. Any director or officer of the Company is hereby authorized and has the power to sign and deliver, for and on behalf of the Company, all such deeds, documents, contracts and agreements, to make any representation, to deliver or have delivered any certificate and to do such other acts and things as he or she may deem necessary, in his or her full discretion, to give effect to this by-law, including, without limitation, the filing of articles of amendment to give effect to the amendment of the rights, privileges, restrictions and conditions attaching to the Class D Preferred Shares, as provided in this by-law.

By-law number 2004-1, adopted and signed on January 16, 2004.

/s/ ROBERT DEPATIE                                        /s/ J. SERGE SASSEVILLE
------------------------------------------                ------------------------------------------
Robert Depatie                                            J. Serge Sasseville
President                                                 Secretary

                                   SCHEDULE 1

                        TO THE ARTICLES OF AMENDMENT OF
                             VIDEOTRON (1998) LTEE

D)  CLASS "D" PREFERRED SHARES

    The number of Class "D" Shares is unlimited; Class "D" Shares shall have no par value and shall carry the following rights, privileges, conditions and restrictions:

(1) DIVIDEND

    Where the Company declares a dividend, the holders of Class "D" Shares shall be entitled to receive up to and not exceeding the declared dividend, in preference to the holders of any other class of shares of the Company, a cumulative preferential semi-annual dividend at the rate of 11.00% per annum per share, calculated on the "Redemption Price" (as defined in Section (6) below) of the Class "D" Shares.

    All dividends declared on the Class "D" Shares shall be payable semi-annually on a cumulative basis on the 20th day of the months of June and December in each year, at such place as the directors of the Company may determine from time to time, in cash or by certified cheque, bank draft or wire transfer, provided that in respect of any payment of dividends denominated in a currency other than Canadian, the applicable exchange rate be that published by the Bank of Canada in effect on the date of payment.

    The holders of Class "D" Shares shall be entitled to receive only the aforementioned dividends. No dividends may be paid on any shares ranking junior to the Class "D" Shares, unless all dividends that have become payable on the Class "D" Shares have been paid or set aside for payment.

(2) LIQUIDATION OR WINDING-UP

    In the event of the liquidation, winding-up, dissolution or reorganization of the Company or any other distribution of its assets among its shareholders for the purpose of winding up its affairs, whether voluntarily or involuntarily, the holders of Class "D" Shares shall be entitled to receive, in preference to the holders of any other class of shares of the Company, an amount equal to the Redemption Price (as defined below) for each Class "D" Share held and any accrued but unpaid dividends on such shares.

(3) VOTING RIGHT

    The holders of Class "D" Shares shall not be entitled to receive notice of, attend or vote at the meetings of shareholders of the Company, unless the Company has failed to pay eight (8) semi-annual dividends on the Class "D" Shares, whether or not consecutive. In that event and only so long as the said dividends remain in arrears, the holders of Class "D" Shares shall be entitled to receive notice of, attend and vote at the meetings of shareholders of the Company, except meetings at which only the holders of another specified series or class of shares are entitled to vote. At each such meeting, each Class "D" Share shall entitle the holder thereof to one
    (1) vote.

(4) RETRACTION RIGHT

    Subject to the provisions of Section 123.54, paragraph 2, of the COMPANIES ACT (Quebec), each holder of Class "D" Shares shall be entitled, at any time and at such holder's discretion, upon written notice, to require the Company to redeem all or part of such holder's Class "D" Shares for an aggregate amount equal to the Redemption Price (as defined below) and any accrued but unpaid dividends on such shares. The shares shall be redeemed in accordance with the procedure established in Part II, Section C), of the Articles of Incorporation of the Company.

(5) REDEMPTION RIGHT

    The Company shall be entitled, at its discretion, subject to the provisions of the Act in this regard, to redeem at any time all or from time to time part of the Class "D" Shares then outstanding upon giving notice as hereinafter provided, on payment to the holders of the Class "D" Shares of an aggregate amount equal to the Redemption Price (as defined below) and any accrued but unpaid dividends on such Class "D" Shares being redeemed. In the case of partial redemption, the Class "D" Shares to be redeemed shall be selected PRO RATA among the holders of all Class "D" Shares then outstanding, except that, with the consent of all the holders of Class "D" Shares, the shares to be redeemed may be selected in any other manner.

    The Company shall, at least one (1) business day prior to the date fixed for redemption (the "Redemption Date"), give written notice, to each then registered holder of Class "D" Shares, of the Company's intention to redeem such shares. Such notice shall set out the date and the place at which the redemption is to take place and where payment is to occur and, in the case of partial redemption, the number of shares to be redeemed from each such holder of Class "D" Shares. If notice of redemption is given as aforesaid and an amount sufficient to redeem the Class "D" Shares called for redemption is deposited with the Company's bankers or at any other place or places specified in the notice, on or before the Redemption Date, the holders of Class "D" Shares shall, after the Redemption Date, have no right in or against the Company, except the right to receive payment of the Redemption Price (as defined below) and any accrued but unpaid dividends on such Class "D" Shares being redeemed, in the manner described in Section (6), upon presentation and surrender of the certificates representing such number of shares to be redeemed.

(6) REDEMPTION PRICE

    The Redemption Price of the Class "D" Shares shall be an amount equal to $1,000 per Class "D" Share being redeemed. The Redemption Price may be paid in cash, or by certified cheque, bank draft or wire transfer, or by the delivery of assets having equivalent value, provided that in respect of any such payment denominated in a currency other than Canadian, for the purposes of this Section (6), the applicable exchange rate shall be that published by the Bank of Canada in effect on the date of payment.

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